UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 14, 2013

Hines Global REIT, Inc.
__________________________________
Exact name of registrant as specified in its charter)

Maryland	000-53964	26-3999995
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas	77056-6118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 14, 2013, Hines Global REIT Campus Playa Vista LP, a wholly-owned subsidiary of Hines Global REIT Properties LP, which is a subsidiary of Hines Global REIT, Inc. (“Hines Global”) acquired the Campus at Playa Vista, a four-building office complex located in Los Angeles, California. The seller, PV Campus Parcel 3, L.P., is not affiliated with Hines Global or its affiliates.

The Campus at Playa Vista was constructed in 2009 and consists of 324,944 square feet of rentable area that is 97% leased. Belkin International, Inc., a private technology manufacturer and supplier, leases approximately 150,023 square feet, or approximately 46%, of the rentable area of Campus at Playa Vista, under a lease that expires in November 2021. Further, the University of Southern California's Institute for Creative Technology leases approximately 103,167 square feet, or approximately 32%, of the rentable area of Campus at Playa Vista, under a lease that expires in May 2020. Additionally, Internet Corporate for Assigned Names and Numbers, a not-for-profit entity responsible for the coordination of Internet Protocol addresses and the management of domain name spaces, leases approximately 36,080 square feet, or approximately 11%, of the rentable area of Campus at Playa Vista, under a lease that expires in June 2022. The remaining space is leased to four tenants, none of which leases more than 10% of the net rentable area of the Campus at Playa Vista.

The net purchase price for the Campus at Playa Vista was $218.0 million, exclusive of transaction costs and working capital reserves. Hines Global funded the acquisition using proceeds from its public offerings and a $115.0 million mortgage loan.

The estimated going-in capitalization rate for the Campus at Playa Vista is approximately 5.67%. The estimated going-in capitalization rate is determined by dividing the projected property revenues in excess of expenses for the first fiscal year by the net purchase price (excluding closing costs and taxes). Property revenues in excess of expenses includes all projected operating revenues (rental income, tenant reimbursements, parking and any other property-related income) less all projected operating expenses (property operating and maintenance expenses, property taxes, insurance and property management fees). The projected property revenues in excess of expenses includes assumptions that in-place tenants will continue to perform under their lease agreements during the 12 months following the acquisition of the property. In addition, it also includes assumptions concerning estimates of timing and rental rates related to re-leasing vacant space.

In connection with the acquisition of this property, Hines Global expects to pay its advisor, Hines Global REIT Advisors LP, an affiliate of Hines Interests Limited Partnership (“Hines”), approximately $4.9 million in acquisition fees.

Item 7.01 Regulation FD Disclosure.

On May 15, 2013 Hines issued a press release relating to Hines Global's acquisition of the Campus at Playa Vista. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein are deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(a) and (b) Financial Statements of Business Acquired and Pro Forma Financial Information.

To be filed by amendment. The registrant hereby undertakes to file any financial statements required to be filed in response to this item on an amendment to this Current Report on Form 8-K no later than July 30, 2013.

(d) Exhibit -

99.1 Press Release of Hines dated May 15, 2013

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the ability and willingness of current tenants to continue to make rental payments pursuant to their leases and other risks described in the “Risk Factors” section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2012 and its other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Global REIT, Inc.

May 15, 2013	By:	/s/ J. Shea Morgenroth
Name: J. Shea Morgenroth
Title: Chief Accounting Officer and Treasurer

Exhibit Index

Exhibit No.	Description
99.1*	Press Release of Hines, dated May 15, 2013
* Filed herewith